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                                                                     EXHIBIT 5

                             ROGERS & HARDIN LLP
                  2700 INTERNATIONAL TOWER, PEACHTREE CENTER
                          229 PEACHTREE STREET, N.E.
                            ATLANTA, GEORGIA 30303

                                August 5, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:  Alternative Living Services, Inc.
                 Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as counsel to Alternative Living Services, Inc. (the "Company") in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended, 1,497,503 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company issuable in connection with the Amended and Restated Alternative Living Services, Inc. 1995 Incentive Compensation Plan (the "Plan") and certain other employee benefit plans of the Company. All such shares of Common Stock are referred to herein as the "Shares".

            The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601 of Regulation S-K. Such opinion is given solely for the benefit of the Commission, may be relied upon only by the Commission in connection with the Registration Statement and may not be used, circulated, quoted or referred to by or filed with any other person or entity, including any other governmental unit or agency, without first obtaining the express written consent of this firm.

            In giving the opinion hereinafter set forth, we have examined the minutes of the proceedings of the stockholders and the Board of Directors of the Company, the Plan and such other agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates and orders of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials.





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Securities and Exchange Commission
August 1, 1997
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            Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan against payment in full of the purchase price therefor, when applicable, will be validly issued, fully paid and nonassessable.

            Our conclusions are limited to the matters expressly set forth as our "opinion" in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        Rogers & Hardin


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